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                                                                      EXHIBIT 11

                                             FEDERATED DEPARTMENT STORES, INC.

                                  Exhibit of Primary and Fully Diluted Earnings Per Share
                                           (thousands, except per share figures)
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                                              13 Weeks Ended                               39 Weeks Ended
                                  October 29, 1994      October 30, 1993      October 29, 1994       October 30, 1993
                                 Shares     Income      Shares     Income     Shares      Income    Shares      Income
Net income and average
 number of shares outstanding.. 126,600     $44,343    126,311     $20,282     126,545    $80,337  126,278     $47,290
Earnings per share.............        $.35                   $.16                    $.63                $.37

PRIMARY COMPUTATION:
  Average number of common
   share equivalents:
    Shares to be issued to
     the U.S. Treasury.........     122                    163                     122                 163
    Deferred compensation plan.      85                      -                      62                   -
    Stock options..............     217                    175                     249                 229
      Adjusted number of common
       and common equivalent
       shares outstanding and
       adjusted net income..... 127,024      44,343    126,649      20,282     126,978     80,337  126,670      47,290
      Primary earnings per
       share...................        $.35                   $.16                    $.63                $.37

FULLY DILUTED COMPUTATION:
  Additional adjustments to a
   fully diluted basis:
    Convertible notes..........   8,564       2,651          -           -           -          -        -           -
    Stock options..............       -                      -                       -                   5
      Adjusted number of
       shares outstanding and
       net income on a fully
       diluted basis........... 135,588     $46,994    126,649     $20,282     126,978    $80,337  126,675     $47,290

      Fully diluted earnings
       per share...............        $.35                   $.16                    $.63                $.37

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